UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 6, 2014

SUPERVALU INC.

 (Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 828-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On March 6, 2014, Mark Neporent and Lenard Tessler resigned from the Board of Directors of SUPERVALU INC. (“SUPERVALU” or the “Company”), effective immediately.  Mr. Neporent and Mr. Tessler were both appointed to the Board of Directors in 2013 as designees of Symphony Investors LLC (“Symphony Investors”), an investor consortium led by Cerberus Capital Management L.P. (“Cerberus”), under the terms of the Tender Offer Agreement dated January 10, 2013 (the “Tender Offer Agreement”) by and between SUPERVALU, Symphony Investors and Cerberus.  Mr. Neporent, chief operating officer and general counsel of Cerberus, and Mr. Tessler, co-head of global private equity and senior managing director of Cerberus, resigned following and in light of the announcement on March 6, 2014 of a definitive agreement under which an entity controlled by a Cerberus-led investor group will acquire all outstanding shares of food retailer Safeway Inc.  Under the terms of the Tender Offer Agreement, Symphony Investors, which owns approximately 20.9 percent of SUPERVALU’s outstanding common stock, has the right to designate replacement directors for Mr. Neporent and Mr. Tessler.

On March 6, 2014, the Company issued a News Release relating to the resignations of Mr. Neporent and Mr. Tessler. A copy of the News Release issued by the Company is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
99.1	News Release, dated March 6, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 7, 2014

SUPERVALU INC.

	By:	/s/ Karla C. Robertson

Karla C. Robertson
Executive Vice President, General Counsel and
Corporate Secretary
(Authorized Officer of Registrant)

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release, dated March 6, 2014